EXHIBIT  10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is dated as of the 17th day of February 2003 as amended as of August 1, 2003 between Tryon Capital Holdings LLC (“Tryon”, “we”, or “us”) and Magnadata, Inc. (the “Company” or “you”).

In consideration of the following mutual covenants, and intending to be legally bound, the parties agree as follows:

1.     Services.  (a) During the term of this Agreement, we will provide the Company with executive and financial management services.  These services may include industry research, strategic analysis, business planning, negotiation and closing of acquisitions, strategic relationships, and financing transactions, budgeting and financial planning, and operations management.  The exact services to be provided will be periodically determined by the Company and us.  None of our services will be deemed to constitute legal representation, auditing, or tax services, and you agree that the Company will consult appropriately licensed attorneys or certified public accountants, respectively, on all material legal, auditing, and tax matters involving the Company.  We will assist you in a private placement of securities, but we will not sell securities in any public offering.

(b)   For us to provide our services, you must promptly provide us with information that we request, as well as allow us access to the Company’s officers, auditors, and legal counsel.

(c)    Our services will generally be performed at our offices, although we expect to meet with your officers, directors, employees, auditors, and legal counsel at their respective offices and to provide other services at your offices or other locations from time to time.

2.     Personnel.  Our services will be performed by our employees or by other persons engaged and paid by us.  We reserve the right to determine and change the personnel assigned to this engagement at any time.

3.     Nature of Engagement.  In the performance of our services under this Agreement, both Tryon and our employees and representatives will be independent contractors.  This Agreement does not give Tryon or any of our employees or representatives any authority to bind the Company to any contractual arrangement.

4.     Consulting Fees.  (a) You will pay us a retainer in the amount of $3,750.00 for each calendar month during the term of this Agreement until you pay us a total of $15,000 in the aggregate.  Of that amount, $2,750 per month shall be for services and $1,000 shall be for us allowing the Company to share our office space.  If the term of this Agreement commences after the 15th of the month or ends before the 15th of the month, then the monthly retainer for the first or last month will be reduced by 50%.

(b)   The retainer for the first calendar month of this engagement is due and payable upon the execution of this Agreement.  The monthly retainer for subsequent months must be paid to and received by us on or before the 15th day of the calendar month to which it relates.

5.     Expenses.  (a) In addition to our retainer under Section 4, you will reimburse us for direct out-of-pocket expenses related to the consulting services, including travel, long distance and cell phone charges, shipping, and third party printing and document production costs.  You will not be charged a fee for general office overhead.  We will work with you to control these expenses in accordance with reasonable business practices.

(b)   You will provide us with Company letterhead and business cards (as appropriate) for use in performing the services.

(c)    We will periodically submit to you reasonable documentation for expenses subject to reimbursement.  You will pay us the amount of the expense reimbursement within three business days of your receipt of this documentation.  If you believe that any individual item is not subject to reimbursement, you must pay us the amount not in dispute and notify us of your objection within three business days of your receipt of the documentation.  Failure to object within the three business day period will be deemed your acceptance of our claim for reimbursement.

(d)   We reserve the right to require you to pay any out of pocket costs directly or to require you to pay us an advance against expenses.

6.     Late Payments.  (a) Any payments due under Section 4 or Section 5 that are not paid when due will bear interest from the due date until paid in an amount equal to the lesser of 1½% per month, compounded monthly, or the maximum rate permitted under applicable law.  If we engage attorneys or commence legal action to collect any overdue payment, you must pay to us all legal fees and court costs that we incur in collecting the overdue amounts.  All payments will be applied first to pay costs of collection, then to accrued and unpaid interest, and then to pay any outstanding amounts due.

(b)   In addition to any other remedy available under this Agreement, at law, or in equity, if you fail to pay us any amount when due, we may suspend performance of our services until all overdue fees have been paid in full.  Suspension of our services under this section does not suspend or reduce your obligation to pay our retainer.

7.     Confidentiality.  (a) We will maintain the confidentiality of your Confidential Information during the term of this Agreement and for a period of one year thereafter.  We may disclose Confidential Information to our employees and representatives as necessary to provide the services, provided that they have agreed to protect your Confidential Information in accordance with this Agreement.  We may also disclose Confidential Information if required by a court or governmental agency, but we will use commercially reasonable efforts to inform you prior to disclosure.

(b)   “Confidential Information” means information concerning the Company and your business that is (i) disclosed in a writing marked “confidential” or (ii) disclosed orally and identified as “confidential” in writing prior to or within two days following disclosure.  Confidential Information does not include information (i) that is or becomes publicly available or generally known to persons in your industry without breach of our obligations under this section, (ii) in our possession as of the date of this Agreement, (iii) received by us after the term of this Agreement, (iv) received from persons having no obligation of confidentiality to you, or (v) that we independently develop without reference to any Confidential Information.

(c)    We will use reasonable precautions to protect the Confidential Information, but we have no obligation to employ any measures not regularly employed by the Company in protecting your Confidential Information.

8.     Liability and Indemnification.  (a) None of Tryon nor our officers, directors, employees, agents, counsel, representatives, nor any person performing the services (each, an “Indemnitee”) will be liable to you for any liability, loss, claim, action, cause of action, settlement, or other cost or expense (collectively, “Liabilities”) for any acts or omissions that are taken or omitted in connection with the performance of this Agreement.

(b)   You must indemnify each Indemnitee from and against all Liabilities arising out of or relating to our services.  You will also indemnify each Indemnitee for all costs and expenses (including fees of counsel selected by the Indemnitee) incurred in defending any claim for which the Indemnitee is entitled to indemnification.  You must advance all costs to the Indemnitee on demand so long as the Indemnitee has agreed to reimburse you if a court finally determines that the Indemnitee was not entitled to indemnification.

(c)    The provisions of Sections 8(a) and 8(b) will not apply if, but only to the extent that, a court determines that the Indemnitee did not act in good faith and (i) the Indemnitee received a financial benefit to which he was not entitled or (ii) with intent to cause harm to the Company or your business.

9.     Term.  (a) The term of this Agreement will begin on the date first set forth above and will continue for one year after the date of this Agreement unless terminated sooner in accordance with this section.

(b)   Either party may terminate this Agreement without cause upon 30 days prior written notice to the other.

(c)    Either party may terminate this Agreement upon ten days prior written notice to the other upon if the other party defaults with respect to any obligation under this Agreement, provided that this Agreement will not terminate if the default is cured in full within that ten day period.

(d)   The termination of this Agreement will not affect your obligation to pay us any amount due under this Agreement or our respective rights and obligations under Section 7 and Section 8.

10.   Entire Agreement; Amendment.  This Agreement and the option agreement for the options (if any) to be issued pursuant to this Agreement represent the entire agreement and understanding between us concerning our services and supersede all prior and contemporaneous agreements, understandings, representations and warranties.  This Agreement may not be amended, changed or modified except by a written instrument executed by or on behalf of both you and us.

11.   Assignment.  You may not assign this Agreement to any other party without our prior written consent, except that you may assign this Agreement to any party that acquires substantially all of the assets and the goodwill of the Company.

12.   Binding Effect; No Third Party Beneficiaries.  This Agreement is binding upon and inure to the benefit of the parties and our respective heirs, legatees, executors, administrators, legal representatives, successors, transferees and assigns.  No person other than the parties to this Agreement and the Indemnitees has any legal or equitable right, remedy or claim under this Agreement.

13.   Waivers and Consents.  No waiver of any breach of any of the terms of this Agreement, nor any consent required or permitted to be given hereunder, will be effective unless in writing and executed by or on behalf of the party or parties against whom the waiver or consent is to be enforced.  No waiver of any breach nor consent to any transaction will be deemed a waiver of or consent to any other or subsequent breach or transaction.

14.   Notices.  Any notice required or permitted under this Agreement must be in writing and will be deemed given if (i) personally delivered, (ii) sent by facsimile transmission to the party for whom such notice is intended at the fax number set forth below, or (iii) sent by registered or certified U.S. Mail, or by nationally recognized delivery service, postage prepaid, to the party for whom such notice is intended at the address set forth below. Either party may change the address or fax number by giving notice of to the other party in the manner provided in this Section.

15.   Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made by residents of that state and wholly performed in that state.

16.   Arbitration.  Any dispute or claim under this Agreement or otherwise relating to our services must be resolved by arbitration in Orange County, North Carolina under the rules of the American Arbitration Association then in effect.  A judgment on any arbitration may be entered in any court in North Carolina or any other state or country having appropriate jurisdiction.

17.   Construction and Interpretation.  (a) Each party has had the opportunity to consult with legal counsel regarding the provisions of this Agreement.  Every covenant, term and provision of this Agreement will be construed according to its fair meaning and not strictly for or against any party or parties.

(b)   When used in this Agreement, the term “including” means “including, but not limited to”.

(c)    All pronouns and any variations thereof refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

(d)   Captions of the several sections of this Agreement are for reference purposes only, are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof, and will not control or alter the meaning of this Agreement as set forth in the text.

18.   Counterparts.  This Agreement may be executed in any number of counterparts and all executed counterparts will constitute one agreement binding on all parties to this Agreement, notwithstanding that all parties have not signed the same counterpart.

IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first above noted.

TRYON CAPITAL HOLDINGS LLC	MAGNADATA, INC.
By: /S/ Peter Coker	By: /S/ David Allison
100 Europa Drive	________________________________________
Suite 455	ADDRESS
Chapel Hill, NC 27517	________________________________________
Fax: (919) 933-2730
________________________________________
FAX NO.